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                                                                    EXHIBIT 11.1

                                  OMTOOL, LTD.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


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                                                                    FOR THE PERIOD ENDED
                                                                ----------------------------
                                                                DECEMBER 31,      JUNE 30,
                                                                    1996            1997
                                                                ------------     -----------
                                                                                 (UNAUDITED)
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Weighted average common stock outstanding during the period....   5,916,793       5,372,856
Assumed conversion of outstanding preferred stock to common
  stock(1).....................................................   3,009,705       3,037,232
Shares issuable from the assumed exercise of stock options,
  computed in accordance with the treasury stock method........     773,314         848,389
Dilutive effect of common and common equivalent shares issued subsequent to June 17, 1996, computed in accordance with the
  treasury stock method(1).....................................     229,355         229,355
                                                                -----------      ----------
Pro forma weighted average number of common and common
  equivalent shares outstanding................................   9,929,167       9,487,832
                                                                ===========      ==========
Net income..................................................... $   439,663      $  703,896
                                                                ===========      ==========
Pro forma net income per common and common equivalent share.... $      0.04      $     0.07
                                                                ===========      ==========
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(1) Pursuant to SEC Staff Accounting Bulletin No 83, common and preferred stock, and stock options issued at prices below an assumed initial public offering price of $9.00 per share during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.